Exhibit 10.2

WD-40 COMPANY

FY 2022 RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND ACCEPTANCE

Number of RSU Shares Granted:  Refer to Section 1 below.

Vesting Date:  June 30, 2023

FY 2022 RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to your Restricted Stock Unit Award Grant Notice and Acceptance (“Grant Notice”) and this Restricted Stock Unit Award Agreement (“Agreement”), WD-40 Company, a Delaware corporation (the “Company”) has awarded to you Restricted Stock Units (“RSUs”) under the WD-40 Company 2016 Stock Incentive Plan (the “Plan”) with respect to the number of shares of the Company’s Common Stock indicated in your Grant Notice.  Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your RSUs are as follows:

1.	Number of Shares. The number of Shares to be issued to you upon settlement of your RSUs (your “RSU Shares”) shall be computed as follows:

$1,000,000 ÷ the closing price of WDFC 2 business days before the Waiver and Release of Claims dated March 11, 2022 ("Release") between WD-40 Company and Garry O. Ridge (“Ridge”) became non-revocable

For example, assume the Release became non-revocable on March 23, 2022 and the closing price of WDFC is $250 on March 21, 2022.  The number of RSUs would be 4,000 ($1,000,000 ÷ $250).

RSU Shares may be adjusted from time to time upon changes in capitalization of the Company pursuant to Section 18 of the Plan.

2.

No Payment of Dividend Equivalents.  Dividend Equivalents are not payable with respect to your RSUs.  Upon issuance of your RSU Shares at the time of vesting or otherwise as provided for herein, you will then be entitled to receive dividends as and when declared upon the Shares by the Company.

3.

Vesting.  Your RSUs shall vest on the Vesting Date shown above.  In the event that the Company does not receive a fully executed copy of the Supplemental Waiver and Release of Claims from Ridge on January 2, 2023 in the form attached as Exhibit B to the Transition and Release Agreement dated March 11, 2022, the RSUs shall be forfeited.

4.

Delivery of Shares upon Vesting.  Your vested RSUs shall be settled solely in an equivalent number of Shares immediately as of the Vesting Date as set forth above.  Subject to the provisions of Sections 5 and 8 of this Agreement, the RSU Shares shall be issued and delivered to you or to your designated Beneficiary (as hereinafter defined) no earlier than six (6) months following the date of termination of employment (“Settlement Date”).  Issuance of the RSU Shares may not be accelerated, deferred or otherwise claimed by you for any reason or at any time other than upon the Settlement Date or otherwise as provided for herein.

5.

Securities Law Compliance.    Notwithstanding anything to the contrary contained herein, your RSU Shares may not be issued unless the RSU Shares are then registered under the Securities Act of 1933, as amended (the “Securities Act”) or, if such Shares are not then so registered, the Committee or the Board has determined that such issuance would be exempt from the registration requirements of the Securities Act.  The issuance of your RSU Shares must also comply with other applicable laws and regulations governing your RSU Shares, and the issuance of your RSU Shares may be delayed if the Committee or the Board determines that such issuance would not be in material compliance with such laws and regulations, provided that issuance of the RSU Shares shall be completed as soon as reasonably practicable following the first date on which the Company anticipates or should reasonably anticipate that issuing the RSU Shares would not cause a violation.

6.

Transferability.    Your RSUs are not transferable, except by will or by the laws of descent and distribution.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party (your “Beneficiary”) who, in the event of your death, shall then be entitled to receive the RSU Shares payable as of the date of your death, if any.

7.

Agreement Not a Service Contract or Obligation to Continue Service.  This Agreement is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or subsidiary as an employee for any period of time.  In addition, nothing in this Agreement shall obligate the Company or a subsidiary to continue your employment for any period of time.

8.	Withholding of RSU Shares to Cover Tax Withholding Obligations.
(a)

At the time of issuance of your RSU Shares, to the extent required by law or applicable regulation, the Company shall withhold from the RSU Shares otherwise issuable to you a number of whole Shares having a Fair Market Value as of the date of vesting, or as of the date of issuance in the case of the issuance of RSU Shares following your retirement, equal to the minimum amount of taxes required to be withheld by law.  The Fair Market Value of the withheld whole number of RSU Shares that is in excess of the minimum amount of taxes required to be withheld shall be added to the deposit for your U.S. federal income tax withholding or, if you are an international taxpayer, such amount shall be added to the largest deposit of withheld tax required to be made by the Company on your behalf.

(b)

Your RSU Shares may not be issued unless the tax withholding obligations of the Company, if any, are satisfied.  Accordingly, the RSU Shares may not be issued within the time specified above and the Company shall have no obligation to issue a certificate for such Shares until such tax withholding obligations are satisfied or otherwise provided for.  Upon notice of the requirement for recovery from you of any amount due as a tax withholding obligation, you agree to promptly remit to the Company or subsidiary the full amount due.

9.

Notices.   Any notices provided for in the Plan or this Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

10.

Governing Plan Document.  This Agreement is subject to all the provisions of the Plan, the provisions of which are incorporated by reference in this Agreement.  This Agreement is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

IN WITNESS WHEREOF, the parties have executed this Agreement as of March 11, 2022.

WD-40 COMPANY

/s/ PHENIX Q. KIAMILEV	/s/ GARRY O. RIDGE
Phenix Q. Kiamilev	Garry O. Ridge
Vice President, General Counsel &
Corporate Secretary